EXHIBIT 99.1

Cascade Microtech Reports

First Quarter 2012 Results

Record Quarterly Revenue of $27.5 Million

Improved Income from Operations

Quarterly EPS $0.05

BEAVERTON, Ore.—(MARKETWIRE)—April 30, 2012—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the first quarter ended March 31, 2012.

Financial summary from the first quarter:

Operating results for the quarter ended March 31, 2012 were as follows:

•	Record quarterly revenue of $27.5 million, an increase of $0.2 million over Q4 2011.

–	Revenue from Probes segment increased by 26.4% over Q4 2011.

•	Gross margin of 43.4%, up from 42.9% in Q4 2011.

•	Operating expenses of $10.7 million compared to $10.6 million in Q4 2011.

–	Research and development expenses decreased by $0.1 million due primarily to the timing of R&D projects.

–	Selling, general and administrative expenses increased by $0.2 million due primarily to ongoing IT initiatives.

•	Income from operations of $1.3 million, an increase of $0.2 million over Q4 2011.

•	Depreciation, amortization and stock-based compensation expenses for Q1 2012 totaled $1.6 million.

•	Net income of $0.7 million, or $0.05 per share, for Q1 2012.

•	Book-to-bill ratio as of March 31, 2012 of .95 to 1.

“Cascade Microtech set another quarterly revenue record in the first quarter of 2012 driven by strong demand for both our Engineering and Production Probe products. Compared to the fourth quarter of 2011, Engineering Probe revenue grew 21.6% and Production Probe revenue grew 31.9%, which more than offset the softness in our Systems revenue, which declined 8.5%. This activity led to improved income from operations, cash from operations in excess of $4 million dollars and earnings per share of $0.05,” said Michael Burger, President and CEO. “Posting an all-time revenue record in the first quarter sets a good tone for 2012, as we continue to make progress towards our success model.”

Financial outlook

For the second quarter of 2012, revenue is expected to be in the range of $26.0 million to $29.0 million. GAAP earnings per share is expected to be in the range of $0.02 to $0.06 on a fully-diluted basis, assuming no significant one-time charges or changes in foreign exchange rates.

The company will host a conference call beginning at 2:00 p.m. PDT (5 p.m. EDT) on Monday, April 30, 2012, to discuss its results for the first quarter ended March 31, 2012.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. If you are interested in participating in the call, the live dial-in number is 866-510-0676 or international 617-597-5361, participant Passcode: 72079643. A replay will be available after 7:00 p.m. EDT at the same internet address. (For a telephone replay available after 7:00 p.m. EDT dial: 888-286-8010, international: 617-801-6888, passcode: 40328373).

Forward-Looking Statements

The statements in this release regarding strong demand for Probe products, the Company’s financial outlook as to anticipated revenue and earnings per share for the second quarter of 2012 and the Company’s progress towards its success model are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe-cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011

Revenue	$27,543	$27,298	$27,013
Cost of sales	15,592	15,595	16,218

Gross profit	11,951	11,703	10,795

Operating expenses:
Research and development	2,779	2,870	3,075
Selling, general and administrative	7,911	7,718	7,403

	10,690	10,588	10,478

Income from operations	1,261	1,115	317

Other income (expense):
Interest income, net	10	41	19
Other, net	(407)	229	(17)

	(397)	270	2

Income from continuing operations before income taxes	864	1,385	319

Income tax expense (benefit)	124	(59)	103

Income from continuing operations	740	1,444	216
Loss from discontinued operations	—	—	(110)

Net income	$740	$1,444	$106

Basic net income (loss) per share:
Continuing operations	$0.05	$0.10	$0.01
Discontinued operations	—	—	(0.01)

	$0.05	$0.10	$0.01

Diluted net income (loss) per share:
Continuing operations	$0.05	$0.10	$0.01
Discontinued operations	—	—	(0.01)

	$0.05	$0.10	$0.01

Shares used in computing net income (loss) per share:
Basic	14,188	14,478	14,528
Diluted	14,301	14,550	14,947

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
Assets

Current assets:
Cash and cash equivalents	$13,460	$10,656
Marketable securities	6,488	2,656
Restricted cash	1,097	1,470
Accounts receivable, net	19,492	23,882
Inventories	25,345	23,607
Prepaid expenses and other	4,505	4,086

Total current assets	70,387	66,357

Long-term investments	—	1,834
Fixed assets, net	8,164	9,003
Purchased intangible assets, net	2,126	2,329
Goodwill	1,001	971
Other assets	2,444	2,570

	$84,122	$83,064

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	6,548	6,033
Deferred revenue	4,547	5,516
Accrued liabilities	8,160	7,745

Total current liabilities	19,255	19,294

Deferred revenue	177	225
Other long-term liabilities	3,927	4,248

Total liabilities	23,359	23,767

Stockholders’ equity:
Common stock	91,083	90,853
Accumulated other comprehensive loss	(556)	(1,052)
Accumulated deficit	(29,764)	(30,504)

Total stockholders’ equity	60,763	59,297

	$84,122	$83,064

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